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As filed with the Securities and Exchange Commission on February 23, 2018

Registration Statement No. 333-87063

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
to
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AvalonBay Communities, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland (State or Other Jurisdiction of Incorporation)	77-0404318 (IRS Employer Identification No.)

671 N. Glebe Road, Suite 800
Arlington, VA 22203
(703) 329-6300
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrants' Principal Executive Offices)

Timothy J. Naughton
Chairman of the Board, Chief Executive Officer and President
AvalonBay Communities, Inc.
671 N. Glebe Road, Suite 800
Arlington, VA 22203
(703) 329-6300
(Name, Address, Including Zip Code, and Telephone Number, Including
Area Code, of Agent for Service)

With copies to:
Gilbert G. Menna John O. Newell Goodwin Procter LLP 100 Northern Avenue Boston, Massachusetts 02210 (617) 570-1000	Edward M. Schulman, Esq. Executive Vice President—General Counsel AvalonBay Communities, Inc. 671 N. Glebe Road, Suite 800 Arlington, VA 22203 (617) 236-3300

Approximate date of commencement of proposed sale to the public:
From time to time after this registration statement becomes effective.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☒

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment Plans, check the following box.    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☒

          If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐ Emerging growth company ☐

          If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

AvalonBay Communities, Inc.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

3,000,000 Shares of Common Stock

        We are offering shares of our common stock through our Dividend Reinvestment and Stock Purchase Plan. The Plan provides you with a convenient way to purchase shares of our common stock. Our common stock is traded on the New York Stock Exchange under the symbol "AVB." On February 22, 2018, the last reported sale price of our common stock on the New York Stock Exchange was $157.12 per share. Some of the significant features of the Plan are:

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  You may purchase additional shares of common stock by automatically reinvesting some or all of your cash dividends on our common stock.

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  You may also purchase shares of common stock by making optional cash payments of $100 to $100,000 per calendar quarter (or such greater amount as we may approve after considering a Request for Waiver).

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  You may decide whether or not to participate in the Plan, and you may terminate your participation, at any time.

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  The purchase price for newly issued shares of common stock that you purchase directly from us with either reinvested dividends or optional cash payments will be the last reported sale price for a share of our common stock as reported by the NYSE on the applicable investment date.

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  The purchase price for shares purchased directly from us with optional cash payments in excess of $100,000 made with a Request for Waiver will be the average of the daily high and low sales prices of our common stock on the NYSE for the ten trading days immediately preceding the investment date.

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  Generally, shares purchased through the Plan will be newly issued shares purchased directly from us at the prices described above. However, we may announce before one or more investment dates that shares purchased through the Plan will be purchased from third parties, either in the open market or in privately negotiated transactions. In that event, the purchase price will be the weighted average price per share paid by the Plan administrator for all shares purchased for participants in the Plan on the investment date.

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  We will receive proceeds from the sale of newly issued shares of our common stock purchased by the Plan administrator directly from us. However, we will not receive any proceeds if the shares are purchased under the Plan from third parties, either in the open market or in privately negotiated transactions.

        Participation in the Plan is voluntary, and you may withdraw from the Plan at any time.

        Investing in our securities involves various risks. See "Risk Factors" on page 8 as well as the risk factors contained in documents we file with the Securities and Exchange Commission and which are incorporated by reference in this prospectus.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 23, 2018.

        Note: this prospectus reflects administrative changes in the terms of the Plan. No new shares of our common stock have been added to the Plan, nor have we changed the purchase price or source of shares offered under the Plan or the terms of eligibility for participation in the Plan.

 Summary of the Plan

        The following summary of our Dividend Reinvestment and Stock Purchase Plan may omit information that may be important to you. You should carefully read the entire text of the Plan contained in this prospectus before you decide to participate in the Plan.

ENROLLMENT:	You may participate in the Plan if you currently own shares of our common stock by submitting a completed Enrollment Form to the Plan administrator, Computershare Trust Company, N.A. To request a form, please call 1-866-230-0668. You may also enroll online at www.computershare.com/investor. You may participate directly in the Plan only if you hold shares of our common stock in your own name. If you hold shares through a brokerage or other account, you must arrange to have your broker or other custodian participate on your behalf.
REINVESTMENT OF DIVIDENDS:	You may reinvest your cash dividends on some or all of your shares of our common stock.
OPTIONAL CASH INVESTMENTS:

After you enroll in the Plan, you may buy additional shares of common stock with a minimum investment of $100, up to a maximum of $100,000 in any one calendar quarter. If we approve a request for a waiver, you may purchase more than $100,000 in a calendar quarter.

SOURCE OF SHARES:	The Plan administrator will purchase shares of common stock in one of the following ways:
• directly from us as newly issued shares of common stock;
• in the open market from parties other than AvalonBay; or
• through privately negotiated transactions with parties other than AvalonBay.
Historically, the Plan administrator has purchased all of the shares acquired for Plan participants directly from us.
PURCHASE PRICE:

The purchase price of shares of common stock acquired under the Plan depends on how you purchase the shares and on whether the Plan administrator purchases them for Plan participants (1) directly from us or (2) in the open market or through privately negotiated transactions. Generally, we expect that we will sell newly issued shares to the Plan administrator, and the price you will pay for those shares will be determined as follows:

Reinvested Dividends and Optional Cash Payments:    The purchase price for shares of common stock that the Plan administrator purchases directly from us using either reinvested dividends or optional cash payments will be the last reported sale price for shares of our common stock as reported by the NYSE on the applicable investment date.

Optional Cash Payments Made with Requests for Waiver:    If we waive the maximum allowable amount that may be purchased per calendar quarter with optional cash payments, then the purchase price for shares of common stock that the Plan administrator purchases directly from us will be the average of the daily high and low sales prices of our common stock on the NYSE for the ten trading days immediately preceding the investment date.

We may decide that the Plan administrator will purchase shares from parties other than AvalonBay, either in the open market or in privately negotiated transactions. In such event, the purchase price per share will be the weighted average price per share actually paid by the Plan administrator for all shares purchased for Plan participants on the applicable investment date.

TRACKING YOUR INVESTMENT:

You will receive periodic statements of the transactions made in your Plan account. These statements will provide you with details of your transactions and will indicate the share balance in your Plan account. You may also review your Plan account online at www.computershare.com/investor.

ADMINISTRATION:	Computershare Trust Company, N.A. serves as the Plan administrator. You should send all correspondence with the Plan administrator to:
AvalonBay Communities, Inc. c/o Computershare Dividend Reinvestment Department P.O. Box: 505000 Louisville, KY 40233-5000
In addition, you may speak to a representative of the Plan administrator by calling 1-866-230-0668.
CONTACTING US:	You may write to us at our principal executive offices:
AvalonBay Communities, Inc. 671 N. Glebe Road, Suite 800 Arlington, VA 22203 Attention: Chief Financial Officer
Our telephone number is (703) 329-6300

ABOUT AVALONBAY COMMUNITIES, INC.:

AvalonBay Communities, Inc., a Maryland corporation, is a real estate investment trust, or REIT. The Company is in the business of developing, redeveloping, acquiring, owning and managing apartment communities in leading metropolitan areas primarily in New England, the New York/New Jersey Metro area, the Mid-Atlantic, the Pacific Northwest, and the Northern and Southern California regions of the United States. The Company focuses on leading metropolitan areas that it believes are characterized by growing employment in high wage sectors of the economy, lower housing affordability and a diverse and vibrant quality of life. As of February 2018, the Company is also pursuing opportunities to invest in the Denver, Colorado and Southeast Florida markets through acquisitions and developments. Our common stock is listed on the NYSE under the symbol "AVB."

Additional information regarding AvalonBay Communities, including our audited financial statements, is contained in the documents incorporated by reference in this prospectus. See "Where You Can Find More Information" on page 8 of this prospectus.

Our principal executive offices are located at Ballston Tower, 671 N. Glebe Road, Suite 800, Arlington, Virginia 22203. Our telephone number is 703-329-6300. Our website is located at www.avalonbay.com. Information on our website is deemed not to be a part of this prospectus.

Risk Factors

        You should carefully consider the risks described below and in the documents incorporated by reference in this prospectus before making an investment decision. These risks are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition or results of operations could be materially adversely affected by the materialization of any of these risks. The trading price of our securities could decline due if any of these risks materializes, and you may lose all or part of your investment. This prospectus and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described in the documents incorporated herein by reference, including (i) our Annual Report on Form 10-K, (ii) our Quarterly Reports on Form 10-Q and (iii) documents we file with the SEC after the date of this prospectus and which are deemed incorporated by reference in this prospectus.

Risk Factors Related to an Investment in AvalonBay Through the Plan

        You will not know the price at which you will be purchasing shares under the Plan until several days after you have made an investment decision.    If you have enrolled in dividend reinvestment, you may not withdraw less than five business days before a dividend record date. If you elect to make optional cash payments, you must send funds to the Plan administrator at least two business days prior to the related investment date. Between the time that you decide to purchase shares through the Plan and the time of actual purchase, the price of our common stock may fluctuate, or other information may become available to you that would affect your investment decision. Accordingly, you bear the risk of buying shares of our common stock through the Plan at prices higher than you would otherwise be willing to pay, or under circumstances in which you would otherwise not invest in shares of our common stock.

        The price of our stock may decline between the time you decide to sell shares of stock in your Plan account and the time that your shares are sold.    Participation in the Plan requires that you register shares of your stock with the Plan administrator. If you decide to sell these shares, you may request the Plan administrator either to sell your shares or to issue certificates or otherwise transfer your shares to you or your broker so that you may engage a broker to sell your shares. The Plan administrator may take up to ten days to satisfy your request. If the market price of our common stock declines during that time, you will have lost the opportunity to sell your shares at the highest possible price.

        You will not be able to direct the time or price at which the Plan administrator sells your shares.    If you request the Plan administrator to sell the shares held in your Plan account, you will not be able to direct the time or price at which your shares are sold. Although the Plan administrator will attempt in good faith to obtain the best price for you without delaying the sale of your shares, we cannot assure you that the Plan administrator will be able to sell your shares at the highest possible price. Moreover, the Plan administrator may sell your shares at a price that is lower than the price at which you would otherwise prefer to sell your shares.

Where You Can Find More Information

        We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance with the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public, free of charge, from the SEC's website at http://www.sec.gov.

        We have a website located at http://www.avalonbay.com. The information on this website is not a part of this prospectus.

 Information Incorporated By Reference

        The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information already incorporated by reference. The SEC file number of AvalonBay Communities, Inc. is 1-12672. We are incorporating by reference the documents listed below, which we have already filed with the SEC:

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  our Annual Report on Form 10-K for the year ended December 31, 2017, filed on February 23, 2018;

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  our Current Report on Form 8-K, filed on February 22, 2018; and

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  the description of our common stock contained in our Registration Statement on Form 8-B, filed on June 8, 1995, including any amendments and reports filed for the purpose of updating such description.

        All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus and prior to the termination of this offering shall be deemed incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of those documents. Upon request, we will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered a copy of the documents incorporated by reference in this prospectus. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, by writing or telephoning us at the following:

AvalonBay Communities, Inc.
671 N. Glebe Road, Suite 800
Arlington, VA 22203
Attn: Chief Financial Officer
(703) 329-6300

        This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information provided in this prospectus or incorporated by reference. We have not authorized anyone to provide you with different or additional information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or the date of the applicable documents.

Terms and Conditions of the Dividend Reinvestment and Stock Purchase Plan

        The following questions and answers state the terms of our Dividend Reinvestment and Stock Purchase Plan and explain how it operates. Although our board of directors may elect at any time to increase, decrease, eliminate or modify the payment of dividends on our stock, we currently expect to continue to pay quarterly cash dividends on shares of our stock in a manner that is consistent with our past practices. If you are a stockholder and do not participate in the Plan, you will receive cash dividends in the usual manner, as and when we declare and pay them. In the Plan, we refer to our current stockholders who participate in this Plan as "participants."

General Information

1.  What is the purpose of the Plan?

        The purpose of this Plan is to provide current owners of shares of our common stock with a convenient way to invest in our common stock. As a current owner of our stock, you may reinvest cash dividends in additional shares of our common stock that the Plan administrator buys directly from us without paying any brokerage commissions, service charges or fees. In addition to reinvesting cash dividends, you may also purchase shares of common stock through quarterly optional cash payments.

        Generally, the shares you purchase under the Plan will be newly issued shares that the Plan administrator will purchase directly from AvalonBay. However, we may decide that the Plan administrator will purchase shares from parties other than us, either in the open market or in privately negotiated transactions. As long as we elect to sell newly issued shares of common stock, the Plan has the added benefit of providing us with additional funds for general corporate purposes.

        The Plan is primarily intended to benefit long-term investors, and not individuals or institutions who engage in short-term trading activities. We may modify, suspend or terminate participation in this Plan by otherwise eligible persons in order to eliminate practices which we believe are inconsistent with the purposes of this Plan.

2.  What investment choices are available under the Plan?

        We offer you three ways of investing in additional shares of our common stock through the Plan.

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  First, you may automatically reinvest all, part or none of the cash dividends paid on shares of AvalonBay stock that you own.

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  Second, you may make optional cash payments ranging from a minimum of $100 up to a maximum of $100,000 (or such greater amount as we may approve after considering a Request for Waiver) per calendar quarter.

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  Third, you may invest both your cash dividends and optional cash payments.

        You may reinvest 100% of your dividends under the Plan because the Plan permits you to purchase whole shares as well as fractional shares of common stock. In addition, we will credit your account for dividends on both full and fractional shares, according to the investment option you select.

3.  What are the benefits of the Plan?

  •
  The price of newly issued shares of common stock purchased directly from AvalonBay with reinvested cash dividends or optional cash payments of up to $100,000 per calendar quarter will be the last reported sale price for a share of our common stock as reported on the NYSE on the investment date.

  •
  If we approve a Request for Waiver to invest optional cash payments in excess of $100,000 per calendar quarter, and the Plan administrator purchases newly issued shares of common stock directly from us, then the price of those shares will be the average of the daily high and low sales prices of our common stock on the NYSE for the ten trading days immediately preceding the investment date.

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  You will not pay any brokerage commissions, fees or service charges in connection with purchases of newly issued shares of common stock directly from AvalonBay.

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  You may reinvest all cash dividends paid on your shares of our stock because the Plan allows you to purchase fractional shares of common stock. Account balances will be computed to three decimal places and dividends will be paid on fractional shares.

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  If you request, the Plan administrator will send you certificates for shares purchased and credited to your Plan account, or provide for the safekeeping of such certificates against loss, theft or destruction, or will otherwise transfer your shares to you or your broker.

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  The Plan administrator will send you periodic statements showing current account information, including purchases of common stock held in your Plan account and your most recent Plan account balance. This simplifies your record keeping. You may also review your Plan account information online at www.computershare.com/investor or by calling the Plan administrator at 1-866-230-0668.

4.  What are the disadvantages of the Plan?

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  We will not determine the purchase price of shares that you purchase under the Plan until the applicable investment date. As a result, you will not know the actual price per share or number of shares you will purchase until that date.

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  We will not pay you any interest on dividends or optional cash payments held by the Plan administrator before the applicable investment date.

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  In the event we announce that shares purchased under the Plan will be purchased from third parties, you will pay your pro rata share of any brokerage fees and transaction costs incurred in connection with the purchase of shares using reinvested cash dividends. However, we may elect, in our sole discretion, to pay all or a part of these fees and costs, to the extent that such fees and costs do not exceed 5% of the aggregate amount of the dividends reinvested.

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  In the event we announce that shares purchased under the Plan will be purchased from third parties, you will pay your pro rata share of all brokerage fees and transaction costs incurred in connection with the purchase of shares using optional cash payments.

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  If your shares are registered in the name of a nominee or broker, the nominee or broker may charge commissions or fees for both shares purchased from parties other than AvalonBay and newly issued shares. You will be responsible for these commissions and fees.

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  If you decide to purchase common stock through the Plan using optional cash payments, you may be exposed to changes in market conditions for a longer period of time than if you had arranged to buy shares through a broker.

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  If you request the Plan administrator to sell shares of common stock credited to your Plan account, the Plan administrator will deduct a transaction fee, any brokerage commissions and any applicable stock transfer taxes from the proceeds of the sale.

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  You may not pledge shares of common stock deposited in your Plan account until the shares are withdrawn from this Plan.

5.  Who is eligible to participate in the Plan?

        Record Owners:    If you own shares of our common stock in your own name as a "record owner," then you are eligible to participate directly in this Plan.

        Beneficial Owners:    You are a "beneficial owner" if your shares of our common stock are held in a brokerage account or in the name of a bank, broker or other nominee. If you are a beneficial owner, then you may participate in the Plan in one of two ways.

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  You may participate directly in the dividend reinvestment feature of the Plan by becoming a record owner. You may do this by having one or more shares of our common stock transferred into your own name from that of your bank, broker or other nominee.

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  You may also ask the bank, broker or other nominee who is the record owner to participate on your behalf. Except for instructions received from brokers, banks or other nominees who participate in the Plan on behalf of their customers, we cannot recognize instructions received from anyone acting as an agent on behalf of other participants in this Plan or beneficial owners who do not participate directly in the Plan.

6.  Are there limitations on participation in the Plan other than those described above?

        We may, for any reason or no reason, decide not to allow you to participate in the Plan even if you qualify for participation in this Plan. For example, some stockholders may be residents of jurisdictions in which we determine that it may not be legally or economically practical to offer shares of our common stock under this Plan. We may preclude residents of those jurisdictions from participating in this Plan.

        We may also limit for federal income tax purposes participation by some stockholders in order to maintain our qualification as a real estate investment trust. To maintain our qualification as a real estate investment trust for federal income tax purposes, not more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of any year. Our charter generally prohibits ownership, directly or by virtue of the attribution provisions of the Internal Revenue Code, by any single stockholder of more than 9.8% of the issued and outstanding shares of any class or series of our stock. In general, our charter provides that pension Plans and mutual funds may actually and beneficially own up to 15% of the outstanding shares of any class or series of our stock.

        Under our charter, if you attempt to transfer or acquire any shares of our stock that would result in direct or indirect ownership of our stock in excess of these two limits, or if the transfer or acquisition would for any other reason result in disqualification of AvalonBay as a real estate investment trust, the transfer or acquisition will be null and void. Our charter provides that our stock subject to this limitation is subject to various rights of AvalonBay to enforce this limitation, including transfer of the shares to a trust. We may invalidate any purchases made under this Plan that, in our sole discretion, may violate either the 9.8% ownership limit or the 15% ownership limit.

        You cannot transfer your right to participate in this Plan except by transferring your ownership of our common stock to another person.

7.  Who administers the Plan?

        Computershare Trust Company, N.A., the transfer agent for our common stock, administers the Plan for participants, maintains records, provides regular account statements to participants and performs other duties relating to this Plan. You can write to the Plan administrator at:

AvalonBay Communities, Inc.
c/o Computershare
Dividend Reinvestment Department
P.O. Box: 505000
Louisville, KY 40233-5000

        You may also contact the Plan administrator at 1-866-230-0668. You may obtain information about your Plan account and perform a variety of transactions online at www.computershare.com/investor. You should contact the Plan administrator as soon as possible if any changes need to be made to your account information, such as any change of address.

Participating in the Plan

8.  How can I participate?

Record Owners

        If you are a record owner of shares of our common stock, then you may join the Plan by completing and signing an Enrollment Form, a copy of which is available by contacting the Plan administrator at 1-866-230-0668. You may also join the Plan by enrolling online at www.computershare.com/investor.

Beneficial Owners

        If you are a beneficial owner and wish to join the Plan, then you must contact your bank, broker or other nominee to arrange to participate in the Plan on your behalf if you wish to participate in the plan.

        Alternatively, if you are a beneficial owner of shares of our common stock you may simply request that the number of shares of our stock you wish to be enrolled in this Plan be reregistered by the bank, broker or other nominee in your own name as record owner. You can then participate in the Plan directly.

9.  What are my investment options?

        The Enrollment Form allows you to decide the extent of your participation in this Plan. By checking the appropriate box on the Enrollment Form, you indicate which features of the Plan you will use.

        (a)    Full Reinvestment of Dividends:    Select this option if you wish to reinvest the cash dividends on all of our stock registered in your name, as well as on all stock credited to your Plan account. Selecting this alternative also permits you to make quarterly optional cash investments.

        (b)    Partial Reinvestment of Dividends:    Select this option if you wish to reinvest the cash dividends on a specified number of shares of our common stock registered in your name, as well as stock credited to your Plan account. You will continue to receive cash dividends on the other shares of our common stock registered in your name or credited to your Plan account. Selecting this alternative also permits you to make quarterly optional cash investments.

        (c)    Optional Cash Investment Only (No Dividend Reinvestment):    Select this option if you wish to participate in the Plan by making only optional cash investments, which can be made quarterly. You will receive cash dividends, when and if declared by our Board of Directors, on all of our stock registered in your name, as well as on any whole shares and fractional shares credited to your Plan account.

IMPORTANT

        If you return a signed Enrollment Form to the Plan administrator without any of the boxes checked, the Plan administrator will automatically enroll you in the full dividend reinvestment option (option (a)).

        The Plan administrator will not process your Enrollment Form if the form does not have the proper signature(s).

10.  How can I change my investment option?

        You can change your investment option at any time by completing an Enrollment Form and returning it to the Plan administrator or by submitting a request to the Plan administrator. You can also change your investment option online at www.computershare.com/investor or over the telephone by calling the Plan administrator at 866-230-0668. A change in your investment option will be effective on the next dividend payment date if the Plan administrator receives the new Enrollment Form at least one business day before the related dividend record date. If the new Enrollment Form is received on or after the related dividend record date, then the change will be effective on the dividend payment date for the following quarter.

11.  When does my participation in the dividend reinvestment option begin?

        If your Enrollment Form is received by the Plan administrator prior to the next record date for determining shareholders entitled to receive a dividend, then your dividend reinvestment will begin on the dividend payment date corresponding to such record date. If it is not received in time, it will begin with the next dividend payment date.

        We pay cash dividends as and when declared by our Board of Directors. In the past, the record dates for dividend payments on our common stock have preceded the corresponding payment dates by approximately fifteen days. Payment dates for dividends on our common stock have historically been on or about the 15th day of January, April, July and October. Record and payment dates for other series of our stock that may be issued in the future may not have the same schedule. The dates for our common stock are publicly announced in press releases available on our web site at www.avalonbay.com. We cannot assure you that we will continue to pay dividends according to this schedule in the future, or that we will not reduce the amount of any dividends that we do declare and pay and nothing contained in the Plan obligates us to do so. The Plan does not represent a guarantee of future dividends.

12.  How does the optional cash investment feature work?

        Optional cash investments allow you, on a quarterly basis, to purchase more shares than you could purchase just by reinvesting dividends when they are paid to you. You can make optional cash investments even if you have not chosen to reinvest your cash dividends. If you choose to make only optional cash investments, you will receive cash dividends when and as declared and paid on any shares of our stock registered in your name, as well as on full and fractional shares held in your Plan account. There is no requirement that you make an optional cash investment in any quarter.

        Once you have enrolled in the Plan, you may make optional cash investments in U.S. dollars at any time in two ways.

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  You can send a check to the Plan administrator, payable to "Computershare-AvalonBay Communities," using the tear-off form on your Plan statement or by sending a letter noting your account information and requested optional cash investment amount. Please include your account number on your check. You may invest $100 or more at any one time, up to a maximum of $100,000 per calendar quarter, unless we approve your properly completed request for waiver as described in Question 15. The Plan administrator will not accept cash, traveler's checks, money orders or third-party checks for optional cash investments.

  •
  You can also access your Plan account online at www.computershare.com/investor and authorize one-time optional cash investments for a minimum of $100 per calendar quarter from your U.S. bank account. If you authorize a one-time investment online at www.computershare.com/investor, the estimated debit date and investment date are provided on the confirmation page at the conclusion of the online purchase process. You should review this information carefully prior to confirming an online purchase request.

        You may make your first optional cash payment when you enroll by enclosing a check with the Enrollment Form.

        If any check or electronic funds payment you deliver to the Plan administrator is returned unpaid, the Plan administrator may consider the request for the investment of these funds null and void and may immediately remove from your Plan account shares of common stock purchased with that check or electronic funds payment. The Plan administrator may sell those shares to satisfy any uncollected amount and a $35 returned check or returned electronic funds payment fee. If the proceeds from the sale of the common stock do not satisfy the brokerage fees, uncollected balance and returned check or returned electronic funds payment fee, the Plan administrator may sell additional shares from your Plan account to satisfy the brokerage fees, uncollected balance and returned check fee, and may take any other action permitted to collect any remaining deficit.

        The $100,000 limitation discussed in this Question 12 and in Questions 13 through 15 below applies only to optional cash investments and does not apply to dividends that are reinvested. Furthermore, any dividends that are reinvested do not count towards the $100,000 limitation on optional cash investments.

13.  When must funds for optional cash investments be received by the Plan administrator?

        The Plan administrator must receive funds for optional cash investments of a minimum of $100 but not more than $100,000 at least two business days prior to the next quarterly investment date. The Plan administrator must receive funds for optional cash investments of more than $100,000 pursuant to an approved request for waiver at least one trading day prior to the first day of the pricing period, as described in Question 15. If you change your mind, the Plan administrator will return your optional cash investment of less than $100,000 to you if the Plan administrator receives a request from you at least two business days before the next investment date. The Plan administrator will return to you any funds you send for optional cash investments if your optional cash investment is less than $100. The Plan administrator will also return funds for your optional cash investment that exceed the maximum allowable investment of $100,000 per quarter unless we granted your prior request for waiver. Funds for optional cash investments of not more than $100,000 received less than two business days before the next investment date will be invested on the investment date in the next quarter.

        Neither we nor the Plan administrator will pay you interest on funds you send for optional cash investments.

14.  May I make automatic quarterly investments?

        You may make optional cash investments by means of an "automatic quarterly investment" of at least $100 but not more than a total of $100,000 each calendar quarter by electronic funds transfer from a predesignated U.S. account.

        If you wish to begin making automatic quarterly investments, you must complete and sign a Direct Debit Enrollment Form and return it to the Plan administrator together with a voided blank check or deposit slip for the account from which funds are to be drawn. You may obtain a Direct Debit Enrollment Form from the Plan administrator by calling 1-866-230-0668. The Plan administrator will process the forms as promptly as practicable.

        However, you should allow four to six weeks for the first investment to be initiated using this automatic deduction feature. You may also visit www.computershare.com/investor to authorize automatic quarterly investments.

        Once you begin making automatic quarterly investments, the Plan administrator will draw funds from your designated account on the 10th day of each quarter, or if the 10th is not a business day, then on the next business day, and will purchase shares of common stock beginning on the next investment date. You may change the amount of your automatic quarterly investment online at www.computershare.com/investor or by completing and submitting a new Direct Debit Enrollment Form to the Plan administrator. You may discontinue automatic quarterly investments online at www.computershare.com/investor or by notifying the Plan administrator in writing at the address provided in Question 7. If the Plan administrator receives your new instructions at least ten business days before the next debit date, the change will be effective for that quarter. A fee of $35 will be charged on any returned unpaid electronic funds transfers. The Plan administrator may sell shares from your Plan account to satisfy this $35 fee and any processing fees incurred as a result of this sale, and may take any other action permitted to collect any remaining deficit.

15.  May I invest more than $100,000 per quarter in AvalonBay Communities common stock pursuant to the optional cash investment feature?

        Yes, if you request a waiver of this limit and we grant your waiver request. Upon receipt of a written waiver form from an investor, we will consider waiving the maximum investment limit. Grants of waiver requests will be made in our sole discretion based on a variety of factors, which may include: our current and projected capital needs, prevailing market prices of our common stock and other securities, and general economic and market conditions. We may grant or deny any request for waiver for any reason or no reason. If you and other participants request to invest amounts that are, in total, more than what we would accept, we may honor your request and the requests of other participants on a pro rata basis or by any other method we deem appropriate. You must send your Request for Waiver to us by registered or certified mail, return receipt requested, and we must receive it at least 16 business days before the next investment date.

        Purchase price.    The purchase price for shares purchased directly from us with Requests for Waiver will be the average of the daily high and low sales prices of our common stock on the NYSE for the ten days on which our common stock trades immediately preceding the next investment date. We may specify a minimum purchase price for purchases you make with Requests for Waiver. To obtain specific information for a specific investment date, please call our Chief Financial Officer at (703) 329-6300.

        Minimum price.    For some investment dates, we may establish a minimum price per share at which common stock will be sold upon receipt of optional cash payments made with Requests for Waiver. If we establish a minimum price, it will be stated as the per share minimum purchase price that our common stock must equal or exceed, and it will be established in our sole discretion after a review of market conditions and other factors we deem relevant. If the minimum price is not satisfied for a particular investment date, then we have the option in our sole discretion to return the optional cash payments made pursuant to a Request for Waiver without interest. The establishment of a minimum price and the possible return of your investment applies ONLY to optional cash payments made pursuant to a Request for Waiver.

Purchasing Stock Under the Plan

16.  What is the "investment date" and when will purchases be made?

        The investment date is the date or dates on which shares of our common stock are purchased with reinvested dividends and optional cash payments. The investment date under the Plan depends on how you purchase the shares and whether we issue new shares to you or the Plan obtains your shares by purchasing them from parties other than AvalonBay.

        Reinvested Dividends:    If the Plan administrator acquires shares directly from us, then the investment date for reinvested dividends is the date or dates declared by our board of directors for the payment of quarterly dividends. This means that if you are reinvesting dividends declared on our common stock, then the investment date is the date declared for the payment of quarterly dividends on our common stock. If our stock is not traded on the dividend payment date, then the investment date shall be the next trading day. If the Plan administrator acquires shares from parties other than AvalonBay either in open market or privately negotiated purchases, then the investment date will be the date or dates of the actual purchases, but no later than ten business days following the date on which we paid the applicable cash dividend. The record date associated with a particular dividend is referred to in this Plan as a "dividend record date."

        Optional Cash Payments:    If the Plan administrator acquires shares directly from us, then the investment date for optional cash payments will be the next dividend payment date after the Plan administrator receives your cash payment, provided that your cash payment is received at least two business days prior to such next divided payment date. If the Plan administrator acquires shares from parties other than AvalonBay either in open market or privately negotiated purchases, then the investment date will be the date or dates of the actual purchases, but no later than ten business days following the next investment date. Optional cash payments received after the second business day preceding an investment date will be returned without interest.

17.  What is the source of common stock purchased under the Plan?

        The Plan administrator will generally purchase newly issued shares of common stock directly from AvalonBay. However, we may elect to have the Plan administrator purchase the common stock in the open market or in privately negotiated transactions. Each quarter we will decide how the Plan administrator will purchase common stock.

18.  What will be the price of common stock that I purchase under the Plan?

        If the Plan administrator purchases common stock directly from us, the price per share will be:

  •
  for shares purchased with reinvested dividends and optional cash investments, the last reported sale price for our common stock as reported on the NYSE on the applicable investment date.

  •
  for shares purchased using optional cash payments pursuant to a Request for Waiver (i.e., the shares purchased using optional cash payments in excess of $100,000), the average of the daily high and low sales prices for our common stock as reported on the NYSE for the ten trading days immediately preceding the applicable investment date.

        In the event we announce in advance of one or more investment dates that the Plan administrator will purchase shares of common stock from parties other than AvalonBay, either in the open market or in privately negotiated purchases, then the price per share will be the weighted average of the actual prices, including any brokerage commissions, that the Plan administrator pays for all of the shares of common stock purchased by the Plan administrator for that quarter.

19.  Are there any expenses in connection with purchases under the Plan?

        You will not pay any brokerage commissions, service charges or fees on newly issued shares you purchase directly from AvalonBay.

        In the event we announce before one or more investment dates that the Plan administrator will purchase shares using reinvested dividends from parties other than AvalonBay, then we may elect, in our sole discretion, to pay all brokerage fees and transaction costs, to the extent that such fees and costs do not exceed 5% of the aggregate amount of the dividends reinvested. However, you will in any case be responsible for paying your pro rata share of any brokerage fees in connection with purchases of shares from parties other than AvalonBay using reinvested dividends to the extent that such fees, together with other transactions costs, exceed 5% of the aggregate amount of the reinvested dividends. You will also be responsible for paying your pro rata share of all brokerage fees incurred in connection with purchases of shares from parties other than AvalonBay using optional cash payments.

        If your shares are registered in the name of a nominee or broker, such nominee or broker may charge a commission or fee for both shares purchased in the open market and shares issued by AvalonBay. Any such commissions or fees will be your responsibility.

        AvalonBay pays all fees of the Plan administrator in connection with its administration of the Plan.

20.  How many shares of common stock will I be purchasing through the Plan?

        The number of shares of common stock that you purchase depends on several factors including:

  •
  the amount of dividends you reinvest, including dividends on stock credited to your Plan account;

  •
  the amount of any optional cash payments you make; and

  •
  the market price of the common stock on the applicable investment date.

        The Plan administrator will credit your account with the number of shares equal to the total amount to be invested divided by the applicable purchase price. The only limit on the number of shares available for purchase directly from us is the number of shares of common stock registered for issuance under the Plan.

21.  How will I be notified of my purchases of common stock?

        The Plan administrator will send you a quarterly account statement showing the activity and balance in your Plan account. Your account statement will show the number of shares purchased in that transaction and their purchase price. Your account statement will also show the total number of shares you purchased through the Plan to date during the calendar year, as well as the total number of shares held in your Plan account as of the investment date.

        You will also receive an annual account statement that will show all pertinent information for that calendar year. You should keep this statement for tax purposes. The Plan administrator may charge you a fee if you request additional copies of your prior account statements.

        You may also review your Plan account and transactions online at www.computershare.com/investor.

        We will also send you copies of each prospectus and any amendments or supplements to prospectuses describing the Plan, and, subject to applicable notice and access rules of the Securities and Exchange Commission under the Exchange Act, we will send you the same information that we send to other stockholders, including annual reports, notices of stockholders meetings, proxy statements and income tax information for reporting dividends paid. You may also review these documents (except for income tax information) on our web site, www.avalonbay.com, or the web site of the SEC, www.sec.gov.

22.  In whose name will Plan accounts be maintained?

        The Plan administrator will maintain your Plan account in your name as shown on our records at the time you enroll in the Plan. When issued, certificates for full shares of common stock will be registered in your name as it appears on your Plan account.

23.  Is a safekeeping service available to hold my shares?

        Yes. You may deposit any shares of our common stock that are registered in your name for credit to your Plan account at no cost. This eliminates the worry about certificates being lost or stolen. Certificates should be unendorsed and sent to the Plan administrator by registered or certified mail with return receipt requested and properly insured because you will bear the risk if the certificates are lost or stolen in transit. Certificates should be mailed to the following address:

AvalonBay Communities, Inc.
c/o Computershare
Dividend Reinvestment Department
P.O. Box: 505000
Louisville, KY 40233-5000

24.  Will stock certificates be issued for common stock purchased under the Plan?

        Unless requested, certificates for shares that you purchase under the Plan will not be issued. Your account statement will show the number of book-entry shares held in your Plan account. In addition to minimizing the costs of this Plan, this additional service protects against loss, theft or destruction of stock certificates.

        However, you may at any time request the Plan administrator to issue a certificate for any whole number of shares of stock, up to the number of full shares credited to your Plan account. The Plan administrator will generally issue certificates as soon as practicable after your request is received. To request a certificate, you may access your account online at www.computershare.com/investor, call the Plan administrator at 1-866-230-0668 or write to:

AvalonBay Communities, Inc.
c/o Computershare
Dividend Reinvestment Department
P.O. Box: 505000
Louisville, KY 40233-5000

        Your Plan statement will reflect the number of shares held by you in certificated form and any remaining shares held in book-entry form. Future dividends on both the certificated and book-entry shares will continue to be treated according to your instructions indicated on your Enrollment Form.

        We will not issue certificates for fractional shares of common stock under any circumstances.

25.  In whose name will certificates be registered when issued?

        We will issue stock certificates registered in your name as it appears on your Plan account.

        You may ask the Plan administrator to issue certificates in names other than the Plan account name, but you must comply with any applicable laws and you must pay any applicable taxes. You must make this request in writing, and your signature must be Medallion Guaranteed by a financial institution participating in the Medallion Guarantee Program. A Medallion Signature Guarantee is a signature guarantee by an institution such as a commercial bank, trust company, securities broker/dealer, credit union, or a savings institution participating in a Medallion Program approved by The Securities Transfer Association, Inc. No other form of signature verification can be accepted.

26.  How do I withdraw from or re-enroll in the Plan?

        The Plan is entirely voluntary, and you may request to withdraw at any time. In order to withdraw from the Plan, you must contact the Plan administrator. You can make a request to withdraw online at www.computershare.com/investor, over the telephone at 866-230-0668 or in writing by completing the transaction form attached to each Plan statement and returning it to the address provided in Question 24.

        If you withdraw from the Plan, you may request the Plan administrator to sell the stock credited to your Plan account on your behalf, as provided in Question 27. If you do not request the Plan administrator to sell your shares, you may request the Plan administrator to deliver a certificate for whole shares of stock in your Plan account. A cash payment for any fractional shares, less any service fees, processing fees and any other costs of sale, will be sent to you. If the Plan administrator receives your request to withdraw from the Plan near a dividend record date, the Plan administrator, in its sole discretion, may either distribute such dividends in cash or reinvest them in shares on your behalf. If such dividends are reinvested, the Plan administrator will process the withdrawal as soon as practicable, but in no event later than five business days after the reinvestment is completed. The Plan administrator will refund optional cash investments that have not been invested if the Plan administrator receives your request for refund either prior to or at the same time your request for withdrawal is made and your request is made at least two business days before the next investment date. Otherwise, the Plan administrator will invest your optional cash investment on the next investment date.

        Generally, you may elect to re-enroll in this Plan at any time, simply by following the same procedures used to enroll initially. However, the Plan administrator may reject your Enrollment Form if we believe that you have enrolled in the Plan and withdrawn too often. In addition, we may withdraw you from the Plan if your Plan account is less than one whole share as a result of withdrawals or sales of stock and you are not reinvesting dividends from any stock registered in your name. We would take these actions because we intend to minimize unnecessary administrative expense and to encourage use of this Plan as a long-term stockholder investment service.

Selling Shares of Stock Held in the Plan

27.  How can I sell stock held in my Plan account?

        You may sell some or all of your stock held in your Plan account, even if you are not withdrawing from this Plan. You may sell your shares either through your broker or through the Plan administrator.

        If you elect to sell through a broker that you have selected, you must first request the Plan administrator to send you a certificate representing the number of shares you want to sell or to otherwise transfer the shares to you or your broker.

        Alternatively, you may send the Plan administrator a request to sell some or all of the shares held in your Plan account. You have the following choices when making a sale:

  •
  Batch Order:  A batch order is an accumulation of all sale requests by any security holder for a security submitted together as a collective request. Batch orders are submitted on each trading day, to the extent that there are sale requests. Sale instructions for batch orders received by the Plan administrator will be processed no later than five business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. You may request a batch order sale by calling the Plan administrator directly at 1-866-230-0668 or by writing to the Plan administrator at the address provided in Question 24. All sales requests received in writing will be submitted as batch order sales. To maximize cost savings for batch order sale requests, the Plan administrator will seek to sell shares in round lot transactions. For this purpose the Plan administrator may combine each selling Plan participant's shares with those of other selling Plan participants. In every case of a batch order sale, the price to each selling Plan participant will be the weighted average sale price obtained by the Plan administrator's broker for each aggregate order placed by the Plan administrator and executed by the broker, less a service fee of $15 and a processing fee of $0.12 per share sold.

  •
  Market Order:  A market order is a request to sell shares promptly at the then current market price. You may request a market order sale only online at www.computershare.com/investor or by calling the Plan administrator directly at 1-866-230-0668. Market order sale requests made in writing will be submitted as batch order sales.

        Market order sale requests received online or by telephone will be placed promptly upon receipt during normal market hours (9:30 a.m. to 4:00 p.m. Eastern Time). Any orders received after 4:00 p.m. Eastern Time will be placed promptly on the next trading day. The price will be the market price for shares obtained by the Plan administrator's broker, less a service fee of $25 and a processing fee of $0.12 per share sold. The Plan administrator will use commercially reasonable efforts to honor requests by participants to cancel market orders placed outside of market hours. Depending on the number of shares being sold and current trading volume in the shares, a market order may only be partially filled or not filled at all on the trading day in which it is placed, in which case the order, or remainder of the order, as applicable, will be cancelled at the end of such day. To determine if your shares were sold, you should check your account online at www.computershare.com/investor or call the Plan administrator directly at 1-866-230-0668. If your market order sale was not filled and you still want the shares to be sold, you will need to re-enter the sale request.

  •
  Day Limit Order:  A day limit order is an order to sell shares of our common stock when and if they reach a specific trading price on a specific day. The order is automatically cancelled if the price is not met by the end of that day (or, for orders placed during aftermarket hours, the next trading day the market is open). Depending on the number of shares of our common stock being sold and the current trading volume in the shares, such an order may only be partially filled, in which case the remainder of the order will be cancelled. The order may be cancelled by the applicable stock exchange, by the Plan administrator at its sole discretion or, if the Plan administrator's broker has not filled the order, at your request made online at www.computershare.com/investor or by calling the Plan administrator directly at 1-866-230-0668. There is a service fee of $25 and a processing fee of $0.12 per share sold for each Day Limit Order sale.

  •
  Good-Til-Cancelled ("GTC") Limit Order:  A GTC limit order is an order to sell shares of our common stock when and if the shares reach a specific trading price at any time while the order remains open (generally up to 30 days). Depending on the number of shares being sold and current trading volume in the shares, sales may be executed in multiple transactions and over more than one day. If an order is traded on more than one day during which the market is open, a separate service fee will be charged for each such day. The order (or any unexecuted portion thereof) is automatically cancelled if the trading price is not met by the end of the order period. The order may be cancelled by the applicable stock exchange, by the Plan administrator at its sole discretion or, if the Plan administrator's broker has not filled the order, at your request made online at www.computershare.com/investor or by calling the Plan administrator directly at 1-866-230-0668. There is a service fee of $25 and a processing fee of $0.12 per share sold for each Good-til-Cancelled Limit Order sale.

  •
  General:  All sales requests processed over the telephone by a customer service representative entail an additional fee of $15.00. All per share fees include any brokerage commissions the Plan administrator is required to pay. All fractional shares will be rounded up to a whole share for purposes of calculating the per share fee. Fees are deducted from the proceeds derived from the sale. The Plan administrator may, under certain circumstances, require a transaction request to be submitted in writing. Please contact the Plan administrator to determine if there are any limitations applicable to your particular sale request. Proceeds are normally paid by check, which are distributed within 24 hours of after your sale transaction has settled.

        The Plan administrator reserves the right to decline to process a sale if it determines, in its sole discretion, that supporting legal documentation is required. Instructions sent to the Plan administrator to sell shares are binding and may not be rescinded. In addition, no one will have any authority or power to direct the time or price at which shares for the Plan are sold, and no one, other than the Plan administrator, will select the broker(s) or dealer(s) through or from whom sales are to be made.

        Please remember that if you elect to sell your stock through the Plan administrator, the price of our common stock may decline during the period between your request for sale, the Plan administrator's receipt of your request and the date of the sale in the open market. You should carefully evaluate this risk, which you bear. You bear a similar risk between the time that you request a certificate or electronic transfer and the time the certificate or the shares are actually delivered to you or your broker.

28.  What happens when I sell or transfer shares of stock held outside my Plan account?

        If you sell or transfer all shares of our stock registered in your name outside your Plan account, then, until you give further instructions, the Plan administrator will continue to reinvest the dividends on your stock in your Plan account according to your instructions on the Enrollment Form. You may also continue to participate in the optional cash investment feature of this Plan as long as there is at least one whole share of stock remaining in your Plan account.

        If you direct the Plan administrator to pay cash dividends on some of your stock and to reinvest dividends on the remaining shares, and you sell or transfer a portion of your shares, you should provide new instructions to the Plan administrator regarding payment of cash dividends and/or reinvestment of dividends. If the Plan administrator does not receive new instructions, it will pay cash dividends on all shares.

        If you sell or transfer all whole shares of stock held in your Plan account, the Plan administrator may treat your sale as a withdrawal from the Plan and mail you a cash payment representing any fractional shares in your Plan account upon your request or at the request of AvalonBay Communities.

29.  What happens to a fractional share of stock when I withdraw from the Plan or the Plan is terminated?

        When you withdraw from this Plan or this Plan is terminated by AvalonBay Communities, the Plan administrator will mail you a cash payment representing any fractional share of stock upon your request or at the request of AvalonBay Communities. The cash payment will be the market price for the fractional share obtained by the Plan administrator's broker, less any service fees, processing fees and any other costs of sale.

Owning Stock in the Plan

30.  How will I be credited with dividends on stock held in my Plan account?

        We pay dividends to all holders of record of our stock, when and as declared by our Board of Directors. The Plan administrator will receive and credit Plan participants with cash dividends for all the shares of stock you hold in the Plan, including fractional shares. If you have enrolled the shares in the dividend reinvestment feature, the Plan administrator will reinvest dividends in additional shares of our common stock or distribute them, according to your instructions.

31.  What happens if AvalonBay Communities declares a stock split or stock dividend?

        Any shares representing stock dividends (payable in common stock) or stock splits that we distribute on shares of our common stock credited to your Plan account will be added to your Plan account. Shares representing stock dividends payable other than in our common stock will be paid to the Plan administrator, which will distribute the shares in accordance with the interests of participants in the Plan.

32.  If AvalonBay Communities issues rights to purchase securities to the holders of common stock, how will the rights on Plan shares be handled?

        If we issue transferable rights to purchase additional shares of our common stock or any other securities to holders of our common stock, the Plan administrator will sell those rights relating to shares of common stock (if such rights are detachable and saleable) held by the Plan administrator for participants and invest the proceeds in additional shares of common stock on the next investment date. In the event that those rights are not detachable and saleable, the Plan administrator will hold those rights for your benefit. If you wish to receive any rights directly, you may do so by sending to the Plan administrator, at least five business days before the record date for the rights offering, a written request that certificates for shares in your Plan account be sent to you.

33.  How will the stock held under this Plan be voted at meetings of stockholders?

        If you own shares of stock registered in your name and return a properly completed and signed proxy card, the Plan administrator will vote any stock held in your Plan account in accordance with the instructions on your proxy card. If you return a properly signed proxy card but no instructions are set forth thereon with respect to an item, then all of your stock, both registered in your name and credited to your Plan account, will be voted in the same manner as for non-participating stockholders who return proxies and do not provide instructions with respect to that item—that is, in accordance with the recommendation of AvalonBay Communities' Board of Directors. If the proxy card is not returned or if it is returned unsigned, none of the stock held in your Plan account will be voted unless you vote in person.

34.  May I pledge shares in my Plan account?

        You may not pledge any shares of our stock that you hold in your Plan account. Any pledge of shares in a Plan account is null and void. If you wish to pledge shares, you must first withdraw those shares from the Plan and request the Plan administrator to send you certificates for those shares.

Important Tax Consequences

35.  What are the federal income tax consequences of participation in the Plan?

        The following is a summary of certain material federal income tax consequences of participation in the Plan. This summary is for general information only and does not constitute legal or tax advice. This summary does not reflect every possible tax outcome or consequence that could result from participation in the Plan and is not intended to be a substitute for careful tax planning. It does not address the tax considerations that may be relevant to you if you are subject to special treatment under the Code. Also, this summary does not discuss your tax consequences if you are not a United States citizen or a resident alien. We advise you to consult your own tax advisors to determine the tax consequences particular to your situation, including any applicable state, local or foreign income and other tax consequences that may result from your participation in the Plan and your subsequent sale of shares acquired pursuant to the Plan. Any state tax consequences will vary from state to state, and any tax consequences to you if you reside outside of the United States will vary from jurisdiction to jurisdiction.

        In general, if you enroll in the Plan, as of the date of this prospectus, you will have the same federal income tax obligations with respect to reinvested dividends as you would with dividends not reinvested under this Plan.

        You will be treated for federal income tax purposes as having received, on each investment date, a cash distribution equal to the fair market value of our common stock that is credited to your Plan account. The Internal Revenue Code requires this treatment even though you never actually receive the reinvested dividends in cash because your dividends are used instead to purchase shares of common stock. Your tax basis in common stock acquired through dividend reinvestment will equal the amount treated as a distribution for federal income tax purposes.

        All costs of administering the Plan, except for processing fees when shares are purchased in the open market and costs related to your voluntary selling of shares and/or withdrawal from the Plan, will be paid by us. Consistent with the conclusion reached by the Internal Revenue Service, or IRS, in a private letter ruling issued to another real estate investment trust, we intend to take the position that these administrative costs do not constitute a distribution which is either taxable to you or which would reduce your basis in your shares of common stock. However, because the private letter ruling was not issued to us, we have no legal right to rely on its conclusions. Thus, it is possible that the IRS might view your share of the costs as constituting a taxable distribution to you and/or a distribution which reduces the basis in your common shares. For this or other reasons, we may in the future take a different position with respect to these costs. With respect to shares of common stock purchased in open market transactions or in negotiated transactions with third parties, the Internal Revenue Service has indicated that the amount of the distribution received by you would include a pro rata share of any brokerage commission or other related charges to the extent paid by us in connection with the administrator's purchase of shares on our behalf.

        The U.S. federal income tax consequences relating to an optional cash purchase under the Plan are not entirely clear. Private letter rulings issued to other real estate investment trusts suggest that the following is the correct treatment. These private letter rulings, however, are not binding on the IRS with respect to our Plan. Therefore, we strongly urge you to consult your own tax advisor in this regard.

        If you reinvest dividends under the Plan and make optional cash investments at a price that is at a discount to fair market value at the time of purchase, you may be treated as receiving a taxable dividend to the extent of any such discount. Although we are not offering optional cash purchases at a stated discount, a discount could arise, for example, if the ten day average pricing used for optional cash investments when we waive the maximum allowable that may be purchased per quarter resulted in a purchase price below fair market value on the investment date. If you reinvest dividends under the Plan and make optional cash payments without any discount, you will not recognize income for federal income tax purposes with respect to the purchase of common stock with the optional cash purchase. The tax cost and basis of stock purchased with optional cash investments is the amount you paid for such stock.

        If you make optional cash payments but do not reinvest dividends, and the optional cash payments are used to purchase common stock directly from us, you should not recognize income for federal income tax purposes by virtue of the purchase of common stock with the optional cash payments (whether or not the purchase was at a discount). The tax cost and basis of stock purchased with optional cash payments should be the amount you paid for such stock.

        The holding period for stock purchased under the Plan generally will begin on the day following the date on which common shares are credited to your Plan account.

        Distributions with respect to your stock that are not capital gains dividends will generally be taxable as ordinary income, and generally will not constitute "qualified dividend income" eligible to be taxed at capital gains rates for federal income tax purposes to the extent made out of our current or accumulated earnings and profits. Dividends paid to a non-corporate U.S. stockholder generally will not qualify for the preferential tax rate for "qualified dividend income." Qualified dividend income generally includes dividends paid to most United States non-corporate taxpayers by domestic C corporations and certain qualified foreign corporations. Because we are not generally subject to United States federal income tax on the portion of our REIT taxable income distributed to our stockholders, our dividends generally will not be eligible for the preferential rate on qualified dividend income. As a result, our ordinary REIT dividends will be taxed at the higher tax rate applicable to ordinary income. However, the recently enacted H.R. 1, known informally as the "Tax Cuts and Jobs Act" (the "TCJA"), provides that for tax years beginning after December 31, 2017 and before January 1, 2026, non-corporate taxpayers are generally permitted to take an up to 20% deduction for certain dividends received from REITs that are not designated as capital gain dividends or qualified dividend income, subject to certain limitations.

        Additionally, the preferential tax rate for qualified dividend income will apply to our ordinary REIT dividends (1) attributable to dividends received by us from taxable corporations, such as our taxable REIT subsidiaries, and (2) to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). This income will generally not be eligible for the 20% deduction under the TCJA. In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our stock becomes ex-dividend.

        Dividends paid to a corporate U.S. stockholder will not qualify for the dividends received deduction generally available to corporations.

        Distributions in excess of our current or accumulated earnings and profits will be treated for federal income tax purposes as a return of capital. The amount of a return of capital would first reduce the tax basis of the common stock to which the distribution is attributable to the extent of that tax basis, and the excess, if any, of the amount treated as a return of capital over such tax basis would be treated as a gain from the disposition of such stock.

        In the event that we designate a part or the entire amount distributed as a capital gain dividend, the amount so designated should be treated by you as long-term capital gain to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. stockholder has held its stock. Corporate U.S. stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Capital gains dividends attributable to the sale of depreciable real property held for more than 12 months are generally subject to a 25% U.S. federal income tax rate for U.S. stockholders who are individuals, to the extent of previously claimed depreciation deductions. Capital gains dividends will generally not be eligible for the 20% deduction under the TCJA.

        You will recognize gain or loss when a fractional share interest is liquidated or when you sell or exchange stock. The gain or loss will equal the difference between the amount you receive for the fractional share interest or the stock and the tax basis for the fractional share or stock. If you hold our stock as a capital asset in excess of one year, gain or loss derived from its sale or exchange will generally be treated as long-term capital gain or loss. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates.

        A U.S. person that is an individual is subject to a 3.8% tax on the lesser of (1) the U.S. person's "net investment income" for the relevant taxable year and (2) the excess of the U.S. person's modified gross income for the taxable year over a certain threshold (which will be between $125,000 and $250,000, depending on the individual's circumstances). Estates and trusts that do not fall into a special class of trusts that is exempt from such tax are subject to the same 3.8% tax on the lesser of their undistributed net investment income and the excess of their adjusted gross income over a certain threshold. Net investment income generally would include dividends on our stock and gain from the sale of our stock. If you are a U.S. person that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of this tax to your income and gains in respect of your investment in our common stock.

        We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at a current rate of up to 24% with respect to distributions unless the holder:

  •
  is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

  •
  provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

        A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, we may be required to withhold a portion of any dividends or capital gain distributions to any stockholders who fail to certify their non-foreign status to us.

        Tax consequences will vary depending on your specific circumstances. You should discuss specific tax questions regarding your participation in the Plan with your own tax advisor.

        We urge you to save your account statements in order to calculate your tax basis per share of stock. The Plan administrator will charge you a fee for copies of past account statements.

36.  What provision is made for stockholders subject to income tax withholding?

        If you are a foreign stockholder whose dividends are subject to United States income tax withholding, or a domestic stockholder whose dividends are subject to backup withholding taxes, the Plan administrator will reinvest an amount equal to the dividend less the amount of any tax required to be withheld. The respective participants will be advised of the amounts withheld.

        Foreign stockholders who elect to make optional cash investments only will receive cash dividends on stock registered in their names in the same manner as if they were not participating in this Plan. Funds for optional cash investments must be in U.S. dollars and will be invested in the same way as payments from other participants.

Other Important Provisions

37.  Can AvalonBay Communities change or discontinue the Plan?

        While we currently intend to continue this Plan indefinitely, we may amend, suspend, modify or terminate this Plan at any time. We will send you notice of any amendment, suspension, modification or termination. The Plan administrator may resign at any time upon reasonable notice to AvalonBay Communities in writing. We may elect and appoint at any time a new Plan administrator, including ourselves, to administer this Plan.

38.  What are the responsibilities of AvalonBay Communities and the Plan administrator under the Plan?

        AvalonBay Communities and the Plan administrator will not be liable for any act done in good faith or for any omission to act, in good faith, including, without limitation, any claim of liability arising out of failure to terminate a participant's Plan account upon the participant's death prior to receipt of notice in writing of such death.

        You should recognize that neither AvalonBay Communities nor the Plan administrator can assure you of a profit or protect you against a loss on the stock purchased or sold by you under this Plan.

39.  Who interprets and regulates the Plan?

        Any questions of interpretation arising under this Plan will be determined by AvalonBay Communities in its sole discretion and any determination will be final. We may adopt rules and regulations to facilitate the administration of this Plan. The terms and conditions of this Plan and its operation will be governed by the laws of the State of Maryland.

Federal Income Tax Considerations and Consequences of Your Investment

        The following is a summary of certain material United States federal income tax consequences relating to the qualification and taxation of AvalonBay Communities, Inc. as a REIT.

        Because this is a summary that is intended to address only certain material United States federal income tax consequences relating to our status as a REIT, it may not contain all the information that may be important to you. As you review this discussion, you should keep in mind that:

  •
  the tax consequences to you may vary depending on your particular tax situation;

  •
  special rules that are not discussed below may apply to you if, for example, you are a tax-exempt organization, a broker-dealer, a trust, an estate, a non-U.S. person, a regulated investment company, a financial institution, an insurance company, a pass-through entity or investor in such entities, a person holding shares of our common stock and/or our debt securities as part of a short sale, hedge, conversion, straddle, constructive sale or other integrated transaction for U.S. federal income tax purposes, a non-corporate taxpayer subject to the alternative minimum tax, a U.S. expatriate, a person who holds 10% or more (by vote or value) of our stock, or are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended, or the Code;

  •
  this summary assumes that the relevant common stock is held as a capital asset for U.S. federal income tax purposes;

  •
  this summary does not address state, local, non-U.S., alternative minimum, or estate tax considerations; and

  •
  this discussion is not intended to be, and should not be construed as, tax advice.

        The information in this section is based on the current Code, current, temporary and proposed Treasury regulations, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service, or IRS, including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS except in the case of the taxpayer to whom a private letter ruling is addressed, and existing court decisions. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. We have not obtained any rulings from the IRS concerning the tax treatment of the matters discussed below. Thus, it is possible that the IRS could challenge the statements in this discussion which do not bind the IRS or the courts, and that a court could agree with the IRS.

        You are urged both to review the following discussion and to consult with your own tax advisor to determine the effect of ownership and disposition of shares of our common stock on your individual tax situation, including any state, local, or non-U.S. tax consequences.

Classification and Taxation of AvalonBay Communities, Inc. as a REIT

        We have elected to be taxed as a REIT under the Code. A REIT generally is not subject to U.S. federal income tax on the income that it distributes to stockholders if it meets the applicable REIT distribution requirements and other requirements for qualification.

        We believe that we are organized and have operated, and we intend to continue to operate, in a manner allowing us to qualify as a REIT, but there can be no assurance that we have qualified or will remain qualified as a REIT. Qualification and taxation as a REIT depend upon our ability to meet, through actual annual (or in some cases quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various other REIT qualification requirements imposed under the Code, as in effect for each applicable taxable period. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations (including with respect to matters that we may not control or for which it is not possible to obtain all the relevant facts) and the possibility of future changes in our circumstances, we cannot provide any assurance that our actual operating results have satisfied or will satisfy the requirements for taxation as a REIT under the Code for any particular taxable year.

        Goodwin Procter LLP has acted as our tax counsel in connection with this registration statement. Goodwin Procter LLP is of the opinion that commencing with our taxable year ended on December 31, 1994, our form of organization and our prior, current, and proposed ownership and operations (as represented by us to Goodwin Procter LLP) are such as to have enabled us to qualify and continue to qualify as a REIT under the Code. This opinion has been filed as an exhibit to the registration statement of which this prospectus is a part.

        Goodwin Procter LLP's opinion is based on representations made by us as to certain factual matters relating to our prior and intended and expected organization, ownership and method of operation. Goodwin Procter LLP has not verified those representations, and their opinion assumes that such representations and covenants are accurate and complete, that we have been owned, organized and operated and will continue to be owned, organized and will continue to operate in accordance with such representations and that we will take no action inconsistent with our status as a REIT. In addition, this opinion is based on the law existing and in effect as of its date. Our qualification and taxation as a REIT will depend on our ability to have met and to meet on a continuing basis, through actual operating results, the asset composition, distribution levels, diversity of share ownership and various other qualification tests imposed under the Code discussed below. Goodwin Procter LLP has not verified and will not verify our compliance with these tests on a continuing basis. Accordingly, the opinion of our tax counsel does not guarantee our ability to qualify as or remain qualified as a REIT, and no assurance can be given that we have satisfied and will satisfy such tests for our taxable year ended December 31, 1994 or for any subsequent period. Also, the opinion of Goodwin Procter LLP is not binding on the IRS, or any court, and could be subject to modification or withdrawal based on future legislative, judicial or administrative changes to U.S. federal income tax laws, any of which could be applied retroactively. Goodwin Procter LLP will have no obligation to advise us or the holders of our stock or debt of any subsequent change in the matters addressed in its opinion, the factual representations or assumptions on which the conclusions in the opinion are based, or of any subsequent change in applicable law.

        So long as we qualify for taxation as a REIT, we generally will not be subject to U.S. federal corporate income tax on our net income that is distributed currently to our stockholders. This treatment substantially eliminates "double taxation" (that is, taxation at both the corporate and stockholder levels) that generally results from an investment in a corporation. However, even if we qualify for taxation as a REIT, we will be subject to U.S. federal income tax as follows:

  •
  We will be subject to regular U.S. federal corporate income tax on any undistributed "REIT taxable income." REIT taxable income is the taxable income of the REIT, subject to specified adjustments, including a deduction for dividends paid.

  •
  If we have net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business, or other nonqualifying income from foreclosure property, we will be subject to tax at the highest U.S. federal corporate rate on this income.

  •
  Our net income from "prohibited transactions" will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business unless such property has been held by us for two years or more and certain other requirements are satisfied.

  •
  If we fail to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the greater of (1) the amount by which 75% of our gross income exceeds the amount of our income qualifying under the 75% gross income test for the taxable year or (2) the amount by which 95% of our gross income exceeds the amount of our income qualifying for the 95% gross income test for the taxable year, multiplied by a fraction intended to reflect our profitability.

  •
  If we fail to satisfy any of the asset tests (other than a failure of the 5% or 10% asset tests by a de minimis amount) and we qualify for and satisfy certain cure provisions, then we will have to pay an excise tax equal to the greater of (1) $50,000 and (2) an amount determined by multiplying (x) the net income generated during a specified period by the assets that caused the failure by (y) the highest U.S. federal corporate income tax rate.

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  If we fail to satisfy any REIT requirements other than the income test or asset test requirements and we qualify for a reasonable cause exception, then we may retain our REIT qualification, but we will have to pay a penalty equal to $50,000 for each such failure.

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  We will be subject to a nondeductible 4% excise tax on the excess of the required distributions over the sum of amounts actually distributed and amounts retained for which U.S. federal income tax was paid, if we fail to distribute during each calendar year at least the sum of:

  (1)
  85% of our REIT ordinary income for the year;

  (2)
  95% of our REIT capital gain net income for the year; and

  (3)
  any undistributed taxable income from prior taxable years.

  •
  We will be subject to a 100% penalty tax on some payments we receive (or on certain expenses deducted by a taxable REIT subsidiary) if arrangements among us and our taxable REIT subsidiaries are not comparable to similar arrangements among unrelated parties.

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  If we should acquire any asset from a "C" corporation in a carry-over basis transaction and we subsequently recognize gain on the disposition of such asset during the applicable recognition period (currently, 5 years) beginning on the date on which we acquired the asset, then, to the extent of any built-in gain, such gain will be subject to tax at the highest regular U.S. federal corporate income tax rate. Built-in gain is the excess of (x) the fair market value of the asset as of the beginning of the applicable recognition period over (y) the adjusted basis in such asset as of the beginning of such recognition period.

  •
  Income earned by our taxable REIT subsidiaries (other than any non-U.S. taxable REIT subsidiaries) will be subject to regular U.S. federal corporate income tax.

  •
  We may be required to pay penalties to the IRS in certain circumstances, including if we fail to meet recordkeeping requirements intended to monitor our compliance with rules relating to the composition of our shareholders.

        Requirements for qualification as a REIT.    We elected to be taxable as a REIT for U.S. federal income tax purposes for our taxable year ended December 31, 1994 and for all subsequent taxable years. In order to have so qualified, we must have met and continue to meet the requirements discussed below (or as in effect for prior years), relating to our organization, ownership, sources of income, nature of assets and distributions of income to stockholders.

        The discussion below summarizes current law except where expressly noted otherwise. We do not believe any differences between the current requirements for qualification as a REIT and the requirements in effect for any prior year have prevented us from qualifying as a REIT for any period.

        The Code defines a REIT as a corporation, trust or association:

  1.
  that is managed by one or more trustees or directors;

  2.
  the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

  3.
  that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;

  4.
  that is neither a financial institution nor an insurance company subject to applicable provisions of the Code;

  5.
  the beneficial ownership of which is held by 100 or more persons;

  6.
  not more than 50% in value of the outstanding shares of which is owned during the last half of each taxable year, directly or indirectly, by five or fewer individuals, as defined in the Code to include specified entities;

  7.
  that makes an election to be taxable as a REIT, or has made this election for a previous taxable year which has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

  8.
  that uses a calendar year for U.S. federal income tax purposes; and

  9.
  that meets other applicable tests, described below, regarding the nature of its income and assets and the amount of its distributions.

        Conditions (1), (2), (3) and (4) above must be met during the entire taxable year and condition (5) above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of determining stock ownership under condition (6) above, a supplemental unemployment compensation benefits plan, a private foundation and a portion of a trust permanently set aside or used exclusively for charitable purposes generally are each considered an individual. A trust that is a qualified trust under Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust generally are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6) above.

        We believe that we have issued sufficient shares of common stock with sufficient diversity of ownership to allow us to satisfy conditions (5) and (6) above. In addition, our charter contains restrictions regarding the transfer of shares of our stock that are intended to assist us in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. These restrictions, however, may not ensure that we will be able to satisfy these share ownership requirements.

        To monitor its compliance with condition (6) above, a REIT is required to send annual letters to its stockholders requesting information regarding the actual ownership of its shares. If we comply with the annual letters requirement and we do not know or, exercising reasonable diligence, would not have known of our failure to meet condition (6) above, then we will be treated as having met condition (6) above. Failure to comply with such requirements could subject us to monetary penalties.

        To qualify as a REIT, we also cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. We do not believe that we have retained any non-REIT earnings and profits at year-end and therefore believe that we satisfy this requirement.

        Qualified REIT Subsidiaries.    If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," the separate existence of that subsidiary will be disregarded for U.S. federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary (discussed below), all of the stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of ours will not be subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.

        Taxable REIT Subsidiaries.    A "taxable REIT subsidiary" of ours is a corporation in which we directly or indirectly own stock and that elects, together with us, to be treated as a taxable REIT subsidiary under Section 856(l) of the Code. In addition, if one of our taxable REIT subsidiaries owns, directly or indirectly, securities representing more than 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as our taxable REIT subsidiary. A taxable REIT subsidiary is a corporation subject to U.S. federal income tax, and state and local income tax where applicable, as a regular "C" corporation.

        Generally, a taxable REIT subsidiary can perform some impermissible tenant services without causing us to receive impermissible tenant services income under the REIT income tests. A taxable REIT subsidiary also can recognize income that would be subject to the 100% prohibited transaction tax, or income that would be nonqualifying income under the gross income tests, if earned by a REIT. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of U.S. federal income tax. For example, we will be obligated to pay a 100% penalty tax on some payments that we receive or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements among us, our tenants and the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties.

        Subsidiary REITs.    We may from time to time own interests in other entities that intend to qualify as REITs for federal income tax purposes. If any such entity in which we own an interest fails to qualify for taxation as a REIT in any taxable year, that failure could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation that is not a REIT or a taxable REIT subsidiary, as further described below.

        Ownership of Partnership Interests by a REIT.    A REIT that is a partner in a partnership (or a member in a limited liability company or other entity that is treated as a partnership for U.S. federal income tax purposes) will be deemed to own its proportionate share of the assets of the partnership and will be deemed to earn its proportionate share of the partnership's income for purposes of the REIT asset and income tests described below. The assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of these tests. Thus, our proportionate share of the assets and items of gross income of any entity taxable as a partnership for U.S. federal income tax purposes in which we hold an interest will be treated as our assets and liabilities and our items of income for purposes of applying the REIT qualification requirements described in this prospectus. The assets, liabilities and items of income of any partnership in which we own an interest include such entity's share of the assets and liabilities and items of income with respect to any partnership in which it holds an interest.

        The assets of one of our joint ventures with Equity Residential include indirect interests in partnerships controlled by Equity Residential, and thus for purposes of our compliance with the REIT asset and gross income requirements we will be treated as owning our proportionate share of the assets and as receiving our proportionate share of gross income of the Equity Residential partnerships in which the joint venture has an interest. Although Equity Residential has agreed to operate those partnerships in compliance with the REIT requirements, we cannot assure you that such Equity Residential partnerships will be operated in compliance with the REIT requirements. Failure by those partnerships to comply with the REIT requirements could potentially jeopardize our REIT status.

        The discussion above does not apply to our interest in any entity treated as a corporation for U.S. federal income tax purposes. If an entity that we treated as a partnership for U.S. federal income tax purposes was determined instead to be taxed as a corporation, we could fail one or more of the REIT income and asset tests described below. Generally, a domestic unincorporated entity with two or more owners is treated as a partnership for U.S. federal income tax purposes unless it affirmatively elects to be treated as a corporation. However, certain "publicly traded partnerships" are treated as corporations for U.S. federal income tax purposes. A "publicly traded partnership" is any partnership (i) the interests in which are traded on an established securities market or (ii) the interests in which are readily tradable on a "secondary market or the substantial equivalent thereof." However, under the relevant Treasury Regulations, interests in a partnership will not be considered readily tradable on a secondary market or on the substantial equivalent of a secondary market if the partnership qualifies for specified "safe harbors," which are based on the specific facts and circumstances relating to the partnership. Moreover, certain publicly traded partnerships will avoid being treated as a corporation for U.S. federal income tax purposes if the partnership derives at least 90% of its gross income from certain specified sources of "qualifying income." We do not believe that any of our direct or indirect subsidiary partnerships should be treated as corporations under the publicly traded partnership rules. However, a contrary determination could prevent us from qualifying as a REIT.

        Under the Code, a partnership that is not treated as a corporation under the publicly traded partnership rules generally is not subject to U.S. federal income tax; instead, each partner is allocated its distributive share of the partnership's items of income, gain, loss, deduction and credit and is required to take such items into account in determining the partner's income. However, new rules applicable to federal income tax audits of partnerships effective for taxable years beginning after December 31, 2017, require the partnership to pay the hypothetical increase in partner-level taxes (including interest and penalties) resulting from an adjustment of partnership tax items on audit or in other tax proceedings, unless the partnership elects an alternative method under which the taxes resulting from the adjustment (and interest and penalties) are assessed at the partner level. It is possible that partnerships in which we directly and indirectly invest may be subject to U.S. federal income tax, interest and penalties in the event of a U.S. federal income tax audit as a result of these law changes.

        Income Tests Applicable to REITs.    To qualify as a REIT, we must satisfy two gross income tests annually. First, at least 75% of our gross income, excluding gross income from prohibited transactions and certain other income and gains described below, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property, including "rents from real property," gains on the disposition of real estate assets other than certain non-qualified debt instruments of publicly offered REITs, dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property, income and gain derived from foreclosure property, or from some types of temporary investments. Second, at least 95% of our gross income, excluding gross income from prohibited transactions and certain other income and gains described below, for each taxable year must be derived from any combination of income qualifying under the 75% test and dividends, interest, and gain from the sale or disposition of stock or securities.

        Rents received by us will qualify as rents from real property for purposes of the REIT gross income tests described above only if several conditions are met. First, the amount of rents from real property must not be based in whole or in part on the income or profits derived by any person from such real property. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a "related party tenant" (as defined below) will not qualify as rents from real property for purposes of the REIT gross income tests unless the tenant is a taxable REIT subsidiary and (1) at least 90% of the property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space, or (2) the property leased to the taxable REIT subsidiary is a hotel or a health care facility and certain other requirements are satisfied. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease (determined based on the fair market value as of the beginning and end of the taxable year), then the portion of rent attributable to the personal property will not qualify as rents from real property.

        Generally, for rents to qualify as rents from real property for purposes of the REIT gross income tests, we may provide directly only an insignificant amount of services, unless those services are "customarily furnished or rendered" in connection with the rental of real property and not otherwise considered "rendered to the occupant." Accordingly, we may not provide "impermissible tenant services" to tenants (except through an independent contractor from whom we derive no income and that meets other requirements or through a taxable REIT subsidiary) without giving rise to "impermissible tenant service income." Impermissible tenant service income is deemed to be at least 150% of our direct cost of providing the service. If the impermissible tenant service income exceeds 1% of our total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from the property, the services will not "taint" the other income from the property (that is, it will not cause the rent paid by tenants of that property to fail to qualify as rents from real property), but the impermissible tenant service income will not qualify as rents from real property.

        We have provided and expect to continue to provide services at our multifamily apartment communities. We believe that the services with respect to our communities that have been and will be provided by us directly are usually or customarily rendered in connection with the rental of space for occupancy only and are not otherwise rendered to particular tenants, or, if considered impermissible tenant services, income from the provision of such services with respect to a given property has not and will not jeopardize our status as a REIT. We believe that any services with respect to our communities that may not be provided by us directly without jeopardizing our status as a REIT have been, and, if applicable, will continue to be, performed by independent contractors or taxable REIT subsidiaries.

        Taxable dividends from a taxable REIT subsidiary and gain from a sale or other taxable disposition of interests in a taxable REIT subsidiary will qualify under the 95% income test, but not the 75% income test. Our need to satisfy the 75% income test may adversely affect our ability to distribute earnings from, or dispose of our investment in, a taxable REIT subsidiary.

        We have earned and continue to earn amounts of nonqualifying income. For example, we earn fees related to the development and management of properties that are not wholly-owned by us. We believe that the amount of nonqualifying income generated from these and certain other activities has not affected and will not affect our ability to meet the gross income tests.

        Any gain we realize on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax, unless such property has been held by us for two years and certain other requirements are satisfied or the gain is realized in a taxable REIT subsidiary. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances of a particular transaction. We generally intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating properties, and to make occasional sales of properties, consistent with our investment objectives. We cannot provide any assurance, however, that the IRS might not contend that one or more of these sales are subject to the 100% penalty tax. We intend to hold assets developed or held for sale in taxable REIT subsidiaries. Although a taxable REIT subsidiary is not subject to the 100% penalty tax, it does pay regular U.S. federal corporate income tax tax on its taxable income and gains.

        If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under the Code. These relief provisions generally will be available if our failure to meet the tests is due to reasonable cause and not due to willful neglect and, following our identification of such failure for any taxable year, we file a schedule describing each item of our gross income for such taxable year described in the gross income tests in accordance with the applicable Treasury Regulations. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally incur exceeds the limits on nonqualifying income, the IRS could conclude that the failure to satisfy the tests was not due to reasonable cause. If we are not entitled to relief under these provisions, we will fail to qualify as a REIT. As discussed under "—Taxation of AvalonBay as a REIT" even if these relief provisions apply, we would be subject to tax to the extent we fail to meet the REIT gross income tests.

        Asset Tests Applicable to REITs.    At the close of each quarter of our taxable year, we must satisfy five tests relating to the nature of our assets:

  1.
  at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities. Real estate assets include interests in real property (such as land, buildings, leasehold interest in real property and personal property leased with real property if the rents attributable to the personal property would be rents from real property under the income tests discussed above), interests in mortgages on real property or on interests in real property, shares in other qualifying REITs, debt instruments issued by publicly offered REITs, and stock or debt instruments held for less than one year that are purchased with the proceeds from an offering of shares of our stock or certain of our debt.

  2.
  not more than 25% of our total assets may be represented by securities other than those in the 75% asset class;

  3.
  except for investments in qualified REIT subsidiaries, taxable REIT subsidiaries, equity interests in REITs or other securities that qualify as "real estate assets" for purposes of the test described in clause (1): the value of any one issuer's securities owned by us may not exceed 5% of the value of our total assets; we may not own securities possessing more than 10% of the voting power of any one issuer's outstanding securities; and we generally may not own more than 10% of the value of the outstanding securities of any one issuer;

  4.
  not more than 20% of the value of our total assets may be represented by securities of one or more taxable REIT subsidiaries; and

  5.
  not more than 25% of the value of our total assets may be represented by debt instruments of publicly offered REITs that are not secured by mortgages on real property or interests in real property.

        Shares in other qualifying REITs are treated as "real estate assets" for purposes of the REIT assets tests, while shares of our taxable REIT subsidiaries do not qualify as "real estate assets."

        Securities for purposes of the asset tests may include debt securities. However, the 10% value test does not apply to certain "straight debt" and other excluded securities, as described in the Code including, but not limited to, any loan to an individual or estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, (1) a REIT's interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test to securities issued by the partnership; (2) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership's gross income is derived from sources that would qualify for the 75% gross income test; and (3) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership to the extent of the REIT's interest as a partner in the partnership. In general, straight debt is defined as a written, unconditional promise to pay on demand or at a specific date a fixed principal amount, and the interest rate and payment dates on the debt must not be contingent on profits or the discretion of the debtor. In addition, straight debt may not contain a convertibility feature.

        We believe that we have complied with the applicable asset tests with respect to each such issuer. In this regard, however, we cannot provide any assurance that the IRS might not disagree with our determinations.

        After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT if we fail to satisfy any of the asset tests at the end of a later quarter solely by reason of changes in the relative values of our assets. If the failure to satisfy any such asset tests results from an acquisition of securities or other property during a quarter, the failure generally can be cured by disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available actions within 30 days after the close of any quarter as may be required to cure any noncompliance with the asset tests.

        Moreover, if we fail to satisfy any of the asset tests at the end of a calendar quarter during a taxable year and such failure is not cured within 30 days as described above, we will not lose our REIT status if one of the following additional exceptions applies: (1) the failure is due to a violation of the 5% or 10% asset tests and is "de minimis" (for this purpose, a "de minimis" failure is one that arises from our ownership of assets the total value of which does not exceed the lesser of 1% of the total value of our assets at the end of the quarter in which the failure occurred and $10 million) and we either dispose of the assets that caused the failure or otherwise satisfy any of the asset tests within 6 months after the last day of the quarter in which our identification of the failure occurred; or (2) the failure is due to a violation of any of the asset tests (other than "de minimis" violations of the 5% or 10% asset tests) and all of the following requirements are satisfied: (i) the failure is due to reasonable cause and not willful neglect, (ii) we file a schedule in accordance with Treasury Regulations providing a description of each asset that caused the failure, and (iii) we either dispose of the assets that caused the failure or otherwise satisfy the asset tests within 6 months after the last day of the quarter in which our identification of the failure occurred. If we must rely on the reasonable cause exception for failures that are not "de minimis" failures of the 5% or 10% asset tests, we must pay an excise tax equal to the greater of (x) $50,000 and (y) an amount determined by multiplying the net income generated during a specified period by the assets that caused the failure by the highest U.S. federal income tax rate applicable to corporations.

        Foreclosure Property.    Foreclosure property is real property (including interests in real property) and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was made, entered into or acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes an election to treat the property as foreclosure property. REITs generally are subject to tax at the highest U.S. federal corporate income rate on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property is held primarily for sale to customers in the ordinary course of a trade or business.

        Hedging Transactions and Foreign Currency Gains.    We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swaps or cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent as may be provided by future Treasury Regulations, any income from a hedging transaction which is clearly identified as such before the close of the day on which it was acquired, originated or entered into, including gain from the disposition or termination of such a transaction, will not constitute gross income for purposes of the 95% and 75% income tests, provided that the hedging transaction is entered into (1) in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to indebtedness incurred or to be incurred by us to acquire or carry real estate assets, (2) primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests (or any property which generates such income or gain), or (3) to hedge against transactions described in clause (1) or (2) and is entered into in connection with the extinguishment of debt or a sale of property that is being hedged against by the transaction described in clause (1) or (2). To the extent we enter into other types of hedging transactions, the income from those transactions is likely to be treated as nonqualifying income for purposes of both the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our ability to qualify as a REIT. No assurances can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the gross income tests and that such income will not adversely affect our ability to satisfy the REIT qualification requirements. In addition, certain foreign currency gains may be excluded from gross income for purposes of one or both of the REIT gross income tests, provided we do not deal in or engage in substantial and regular trading in securities.

        Annual Distribution Requirements Applicable to REITs.    To qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders each year in an amount at least equal to (1) the sum of (a) 90% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain, and (b) 90% of the net income, after tax, from foreclosure property, minus (2) the sum of certain specified items of noncash income. For purposes of the distribution requirements, any built-in gain (net of the applicable tax) we recognize during the applicable recognition period that existed on an asset when we acquired it from a "C" corporation in a carry-over basis transaction will be included in our REIT taxable income. See "—Taxation of AvalonBay as a REIT" for a discussion of the possible recognition of built-in gain. These distributions must be paid either in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the prior year and if paid with or before the first regular dividend payment date after the declaration is made.

        For taxable years beginning before January 1, 2015, in order for our distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be "preferential dividends." A dividend is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares of stock within a particular class, and (2) in accordance with the preferences among different classes of stock as set forth in our organizational documents. Any non-publicly offered REIT in which we invest would be subject to the preferential dividend rule regardless of the date of the distribution.

        We believe that we have made and intend to continue to make timely distributions sufficient to satisfy the annual distribution requirements.

        Generally, we anticipate having sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement. It is possible, however, that we, from time to time, may choose to retain cash to fund capital projects or future operations or may not have sufficient cash or other liquid assets to meet this distribution requirement or to distribute such greater amount as may be necessary to avoid income and excise taxation, in part due to timing differences between (a) the actual receipt of income and the actual payment of deductible expenses and (b) the inclusion of such income and the deduction of such expenses in arriving at our taxable income, or as a result of nondeductible expenses such as principal amortization or capital expenditures in excess of noncash deductions. In such event, we may find it necessary to arrange for borrowings or pay taxable stock dividends in order to meet the distribution requirement.

        We may seek to satisfy our distribution requirements by making taxable stock dividends. Moreover, we may determine to utilize certain stock dividends the proper treatment of which is not entirely clear without obtaining a private letter ruling from the IRS confirming the treatment of the stock dividend as a taxable stock dividend. In that case, it is possible that the IRS could challenge our treatment of the stock dividend as a taxable stock dividend, and if such challenge were successful the stock dividend would not count towards satisfying our distribution requirements.

        Under some circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying dividends to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. We will refer to such dividends as "deficiency dividends." Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. We will, however, be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

        To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be subject to regular U.S. federal corporate income tax on these retained amounts.

        We will be subject to a nondeductible 4% excise tax on the excess of the required distributions over the sum of amounts actually distributed and amounts retained for which U.S. federal income tax was paid, if we fail to distribute during each calendar year at least the sum of:

  1.
  85% of our REIT ordinary income for the year;

  2.
  95% of our REIT capital gain net income for the year; and

  3.
  any undistributed taxable income from prior taxable years.

        A REIT may elect to retain rather than distribute all or a portion of its net capital gains and pay tax on the gains. In that case, a REIT may elect to have its stockholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by the REIT. For purposes of the 4% excise tax described above, any such retained amounts would be treated as having been distributed.

        Record-Keeping Requirements.    We are required to comply with applicable record-keeping requirements. Failure to comply could result in monetary fines.

        Failure of AvalonBay to Qualify as a REIT.    If we fail to satisfy any REIT requirements (other than the income test or asset test requirements, to which specific cure provisions apply), we generally will avoid disqualification as a REIT if the failure is due to reasonable cause and not due to willful neglect and we pay a penalty of $50,000 with respect to such failure. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.

        If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, we will be subject to regular U.S. federal corporate income tax on our taxable income. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us nor will they be required to be made. In such event, to the extent of current or accumulated earnings and profits, all distributions to stockholders will be taxable as dividend income. Subject to limitations of the Code, corporate stockholders may be eligible for the dividends-received deduction and non-corporate stockholders may be eligible to treat the dividends received from us as qualified dividend income taxable as net capital gains under the provisions of Section 1(h)(11) of the Code. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from electing to be taxed as a REIT for the four taxable years following the year during which qualification was lost.

Legislative or Other Actions Affecting REITs

        The recently enacted "Tax Cuts and Jobs Act" (the "TCJA"), generally applicable for tax years beginning after December 31, 2017, made significant changes to the Code, including a number of provisions of the Code that affect the taxation of businesses and their owners, including REITs and their stockholders.

        Among other changes, the TCJA made the following changes:

  •
  For tax years beginning after December 31, 2017 and before January 1, 2026, (i) the U.S. federal income tax rates on ordinary income of individuals, trusts and estates have been generally reduced and (ii) non-corporate taxpayers are permitted to take a deduction for certain pass-through business income, including dividends received from REITs that are not designated as capital gain dividends or qualified dividend income, subject to certain limitations.

  •
  The maximum U.S. federal income tax rate for corporations has been reduced from 35% to 21%, and corporate alternative minimum tax has been eliminated for corporations, which would generally reduce the amount of U.S. federal income tax payable by our TRSs and by us to the extent we were subject corporate U.S. federal income tax. In addition, the maximum withholding rate on distributions by us to non-U.S. stockholders that are treated as attributable to gain from the sale or exchange of a U.S. real property interest is reduced from 35% to 21%.

  •
  Certain new limitations on the deductibility of interest expense now apply, which limitations may affect the deductibility of interest paid or accrued by us or our TRSs.

  •
  Certain new limitations on net operating losses now apply, which limitations may affect net operating losses generated by us or our TRSs.

  •
  New accounting rules generally require us to recognize income items for federal income tax purposes no later than when we take the item into account for financial statement purposes, which may accelerate our recognition of certain income items.

        This summary does not purport to be a detailed discussion of the changes to U.S. federal income tax laws as a result of the enactment of the TCJA. The effect of the significant changes made by the TCJA is highly uncertain, and administrative guidance will be required in order to fully evaluate the effect of many provisions. Technical corrections or other amendments to the TCJA or administrative guidance interpreting the TCJA may be forthcoming at any time. We cannot predict the long-term effect of the TCJA or any future law changes on REITs or their stockholders. Investors are urged to consult their own tax advisors regarding the effect of the TCJA based on their particular circumstances.

        Additionally, the rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department and it is possible that, notwithstanding the TCJA, there could be future changes that could adversely impact our stockholders or holders of our debt securities. No assurance can be given as to whether, when, or in what form, the federal income tax laws applicable to us and our stockholders may be enacted. Changes to the federal tax laws and interpretations of federal tax laws could adversely affect an investment in our capital stock.

        You should rely only on the information provided in this prospectus or incorporated by reference. We have not authorized anyone to provide you with different or additional information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or the date of the applicable documents.

 Use of Proceeds

        We will receive proceeds from the sale of newly issued shares of common stock purchased by the Plan administrator directly from us. We intend to use the proceeds from the sale of newly issued shares of our common stock for general corporate purposes, including the repayment or refinancing of indebtedness and the acquisition, development and redevelopment of apartment communities.

        We have no basis for estimating either the number of shares of common stock that ultimately will be sold under the Plan or the prices at which the shares will be sold. We will not receive any proceeds under the Plan from the purchase of shares of common stock by the Plan administrator from parties other than us.

Legal Matters

        Certain legal matters in connection with the offering will be passed upon for us by Goodwin Procter LLP, Boston, Massachusetts.

Experts

        Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2017, and the effectiveness of our internal control over financial reporting as of December 31, 2017, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

        You should rely only on the information provided in this prospectus or incorporated by reference. We have not authorized anyone to provide you with different or additional information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or the date of the applicable documents.

AvalonBay Communities, Inc.

Dividend Reinvestment and

Stock Purchase Plan

3,000,000 Shares of

Common Stock

PROSPECTUS

February 23, 2018

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

        Generally, the expenses in connection with the issuance and distribution of the securities being registered will be borne by AvalonBay Communities, Inc. and are set forth in the following table.

Registration fee	$27,399	*
Legal fees and expenses	$20,000	*
Accounting fees and expenses	$5,000	*
Printing fees and expenses	$20,000	*
Plan Administrator fees	$1,000	*
Miscellaneous	$1,601	*

Total	$75,000	*

*
Previously paid

Item 15.    Indemnification of Directors and Officers.

        Subject to certain limited exceptions, AvalonBay's charter and bylaws, each as amended, limit the liability of AvalonBay's directors and officers to AvalonBay and its stockholders for money damages for any breach of any duty owed by such director or officer of AvalonBay to the fullest extent permitted by Maryland law. The Maryland General Corporation Law ("MGCL") generally permits the liability of directors and officers to a corporation or its stockholders for money damages to be limited, unless it is established that (A) the director or officer actually received an improper personal benefit in money, property or services; (B) in the case of a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful; or (C) the director's or officer's act or omission was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty. However, if the proceeding was one by or in the right of AvalonBay, indemnification may not be made in respect of any proceeding in which the director or officer shall have been adjudged to be liable to AvalonBay. These provisions do not limit the ability of AvalonBay or its stockholders to obtain other relief, such as an injunction or rescission.

        Pursuant to the authority granted in AvalonBay's charter and bylaws, AvalonBay also indemnifies certain of its executive officers and members of the board of directors who are not officers of AvalonBay, against certain liabilities incurred in connection with their service as executive officers and/or directors and will advance expenses incurred by them in certain circumstances. These provisions could reduce the legal remedies available to AvalonBay and its stockholders against these individuals. In addition, AvalonBay maintains a directors' and officers' liability insurance policy. Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

        These provisions could reduce the legal remedies available to us and our stockholders and against these individuals. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors or officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the staff of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 16.    Exhibits.

        See the Exhibit Index which is incorporated herein by reference.

Item 17.    Undertakings.

        The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii)  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  to include any material information with respect to the Plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser,

              (i)  (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and (B) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

             (ii)  each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          (5)   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit Plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

          (6)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

              (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

             (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

          (7)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit		Description
5.1	*	Opinion of Goodwin Procter LLP as to the legality of the securities and interests being registered. (Incorporated by reference from Exhibit 5.1 to the Company's Registration Statement on Form S-3D filed on September 14, 1999)

8.1	*	Opinion of Goodwin Procter LLP as to certain federal income tax matters. (Incorporated by reference from Exhibit 8.1 to the Company's Registration Statement on Form S-3D filed on September 14, 1999)

23.1	**	Consent of Ernst & Young LLP.

23.2	*	Consent of Goodwin Procter LLP (included in Exhibits 5.1 and 8.1 hereto). (Incorporated by reference from Exhibit 23.1.1 to the Company's Registration Statement on Form S-3D filed on September 14, 1999)

24.1	**	Powers of Attorney (included on the signature page of this Registration Statement).

99.1	**	Form of Enrollment Form.

99.2	**	Form of Direct Debit Authorization Form.

*
Previously filed.

**
Filed herewith.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to its registration statement (the "Registration Statement") to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arlington, the Commonwealth of Virginia, on this 23rd day of February, 2018.

AVALONBAY COMMUNITIES, INC.
By:	/s/ TIMOTHY J. NAUGHTON Timothy J. Naughton Chairman of the Board, Chief Executive Officer and President

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that we, the undersigned officers and directors of AvalonBay Communities, Inc. hereby severally constitute Timothy J. Naughton and Kevin P. O'Shea, and each of them acting singly, as his or her attorney-in-fact and agent, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all post-effective amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent or his substitutes may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each person listed below has signed this Registration Statement as an officer or director of AvalonBay Communities, Inc.

Date: February 23, 2018	By:	/s/ TIMOTHY J. NAUGHTON Timothy J. Naughton, Director, Chairman, Chief Executive Officer and President (Principal Executive Officer)
Date: February 23, 2018	By:	/s/ KEVIN P. O'SHEA Kevin P. O'Shea, Chief Financial Officer (Principal Financial Officer)
Date: February 23, 2018	By:	/s/ KERI A. SHEA Keri A. Shea, Senior Vice President—Finance & Treasurer (Principal Accounting Officer)
Date: February 23, 2018	By:	/s/ GLYN F. AEPPEL Glyn F. Aeppel, Director

Date: February 23, 2018	By:	/s/ TERRY S. BROWN Terry S. Brown, Director
Date: February 23, 2018	By:	/s/ ALAN B. BUCKELEW Alan B. Buckelew, Director
Date: February 23, 2018	By:	/s/ RONALD L. HAVNER, JR. Ronald L. Havner, Jr., Director
Date: February 23, 2018	By:	/s/ STEPHEN P. HILLS Stephen P. Hills, Director
Date: February 23, 2018	By:	/s/ RICHARD LIEB Richard Lieb, Director
Date: February 23, 2018	By:	/s/ PETER S. RUMMELL Peter S. Rummell, Director
Date: February 23, 2018	By:	/s/ H. JAY SARLES H. Jay Sarles, Director
Date: February 23, 2018	By:	/s/ SUSAN SWANEZY Susan Swanezy, Director
Date: February 23, 2018	By:	/s/ W. EDWARD WALTER W. Edward Walter, Director